Exhibit 5.1

September 25, 2024 GeoVax Labs, Inc. 1900 Lake Park Dr. Suite 380 Smyrna, Georgia 30080

RE:	Registration Statement on Form S-3 (File No. 333-277585)

Ladies and Gentlemen:

We have acted as securities counsel to GeoVax Labs, Inc., a Delaware corporation (the “Company”) in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus filed on March 1, 2024 and declared effective on March 13, 2024 (the “Base Prospectus”) and the prospectus supplement dated September 25, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the issuance and sale of the Company’s common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $4,486,846 to be offered and sold from time to time pursuant to the Prospectus. The Shares are to be sold by the Company to or through A.G.P./Alliance Global Partners, as sales agent (the “Agent”), on the terms set forth in the Sales Agreement of even date herewith by and between the Company and the Agent (the “Sales Agreement”).

We have examined the Registration Statement and the Prospectus that forms a part thereof related to the offering of the Shares. We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) that the Sales Agreement constitutes the enforceable obligation of the parties thereto other than the Company; and (d) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Additionally, we have assumed that the issuance of the Shares, including the minimum price per share of each Share issued, is conducted in accordance with and in a manner consistent with the authorization by the Company’s board of directors prior to the date hereof (the “Authorization”).

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, upon future issuance in accordance with the Authorization, will be validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret the DGCL and such provisions of the Delaware Constitution, as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the filing of the Prospectus and is not to be used, circulated, quoted or otherwise relied upon for any other purpose except that purchasers of the Shares offered pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K with the Securities and Exchange Commission on the date hereof, which is incorporated by reference into the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

Very truly yours, /s/ Womble Bond Dickinson LLP Womble Bond Dickinson (US) LLP

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